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                                                                     Exhibit 15b

                              FBL SERIES FUND, INC.
                     AMENDED DISTRIBUTION PLAN AND AGREEMENT



     PLAN AND AGREEMENT amended as of the 25th day of November, 1991, by and between FBL SERIES FUND, INC., a Maryland corporation (the "Fund"), and FBL INVESTMENT ADVISORY SERVICES, INC., a Delaware corporation (the "Underwriter").

     WHEREAS, Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), provides that a registered open-end management investment company may act as a distributor of securities of which it is the issuer, provided that any payments made by such company in connection with such distribution are made pursuant to a written plan describing all material aspects of the proposed financing of distribution;

     WHEREAS, the Fund is a registered open-end investment company; the Underwriter acts as the underwriter in selling shares of the Fund; and the Underwriter and various securities dealers (the "Dealers") sell shares of the Fund and provide services to existing shareholders;

     WHEREAS, the Board of Directors of the Fund has determined that the Fund should make direct payments to the Underwriter to compensate the Underwriter and to permit it to compensate Dealers in connection with the selling of Fund shares, and that such payments should be separate from the investment advisory and management fee and the administrative service fee paid to FBL Investment Advisory Services, Inc. pursuant to separate agreements;

     WHEREAS, the original Plan and Agreement between the Fund and the Underwriter, which is amended hereby, was approved by the vote of at least a majority (as defined in the Act) of the outstanding shares of the Fund and became ineffective on December 1, 1987;

     WHEREAS, the Fund wants to enter into this FBL Series Fund, Inc. Amended Distribution Plan and Agreement (the "Plan") in the manner and on the terms and conditions hereinafter set forth pursuant to Rule 12b-1 under the Act;

     WHEREAS, the Underwriter wants to enter into the Plan on said terms and conditions; and

     WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders;

     NOW, THEREFORE, the following shall constitute the written Plan:

     SECTION 1. The Fund is hereby authorized to make payments from its assets to the Underwriter pursuant

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to this Plan to compensate the Underwriter and to permit it to compensate
Dealers for rendering assistance in the distribution and promotion of the sale of Fund shares to the public.

     In consideration of the activities described above, the Fund shall pay the Underwriter a fee after the end of each month at the annual rate of 0.50% of the average daily net assets of the Fund. The Underwriter may compensate Dealers for sales of Fund shares in amounts up to 4% of the amount invested. The Underwriter shall be entitled to retain any contingent deferred sales charges imposed pursuant to the Fund's prospectus.

     SECTION 2. This Plan, which in its original form had an initial term that ended November 30, 1988, is to continue in effect in its amended form until November 30, 1992 and shall thereafter continue in effect so long as such continuance is specifically approved at least annually by votes of the majority of both (a) the Board of Directors of the Fund, and (b) those Directors of the Fund who, except for their positions as Directors of the Fund, are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

     SECTION 3. The President of the Underwriter, or such other person as he may designate, shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended and purposes for which such expenditures were made.

     SECTION 4. This Plan may be terminated at any time by vote of a majority of the Disinterested Directors, or by vote of a majority (as defined in the Act) of the Fund's outstanding shares.

     SECTION 5. Any agreement of the Fund related to this Plan shall be in writing and shall provide:

     A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan or by a vote of a majority (as defined in the Act) of the Fund's outstanding shares on not more than sixty days' written notice to any other party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment.

     SECTION 6. While the Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Fund Directors who are not interested persons.

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     SECTION 7.     The Fund shall preserve copies of this plan and any related agreements and all reports made pursuant to Section 3, for a period of not less than six years from the date of the Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

     SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 1 hereof unless such amendment is approved in the manner provided for in Section 2 as well as being approved by a vote of at least a majority (as defined in the Act) of the outstanding shares of the Fund and no other material amendment to this Plan shall be made unless approved in the manner provided for in Section 2 hereof.

     SECTION 9. This Plan supersedes all prior distribution plans and agreements between the Fund and the Underwriter.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan as of the first date written above.

                              FBL SERIES FUND, INC.


                              By:
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                              Title:
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                              FBL INVESTMENT ADVISORY SERVICES, INC.


                              By:
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                              Title:
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